Exhibit 3.1

Certificate of Amendment
to
Restated Certificate of Incorporation
of
Abeona Therapeutics Inc.

Abeona Therapeutics Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is Abeona Therapeutics Inc.

2.	The Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Article V the following new paragraph:

“Effective on July 1, 2022, at 4:00 p.m. Eastern Time (the “Effective Time”), each twenty-five (25) shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), then issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our Common Stock on the Nasdaq Capital Markets on the date on which the Effective Time occurs.”

3.	The foregoing amendment has been duly adopted by the board of directors of the Corporation and the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon at the special meeting of stockholders of the Corporation held on June 14, 2022 pursuant to Sections 141 and 242 of the DGCL.

4.	This Certificate of Amendment shall be effective on July 1, 2022, at 4:00 p.m. Eastern Time.

IN WITNESS WHEREOF, Abeona Therapeutics Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized officer on this 30th day of June, 2022.

/s/ Vishwas Seshadri
Vishwas Seshadri
President and Chief Executive Officer